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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT is made and entered into as of the 1st day of April, 1997, by and between R. Douglas Spedding (hereinafter referred to as the "Employee") and Cross-Continent Auto Retailers, Inc. ("C-Car") (sometimes hereinafter collectively referred to as the "Employer").

     IN CONSIDERATION of the mutual covenants hereinafter made by each party to the other, the Employee and the Employer agree as follows:

                          EMPLOYMENT AND REMUNERATION

     1. Employer agrees to employ and to continue to employ Employee in accordance with the terms of this Agreement.

     2. TERM OF EMPLOYMENT. By this Employment Agreement, Employer employs Employee and Employee accepts employment with Employer for a period of three (3) years, beginning on April 1, 1997.

     3. SCOPE OF EMPLOYMENT AND COMPENSATION. Employee will be employed by Employer as a Regional Manager. Under this Employment Agreement, Employee will be supervising the operation of, and will assist in the acquisition of automobile dealerships for Employer within an area to include the states of Colorado and Nevada; and such other locations as Employer may direct. As compensation for these duties, Employee shall receive from Employer base compensation of $500,000.00 per year ("Base Compensation"), to be payable in equal monthly installments of $41,666.66 on the last day of each month during the period of employment. Additionally, Employee will receive as "Bonus Compensation" (a) 2% of the Employer's Net Earnings (as defined below) for each calendar quarter, to be paid in cash 30 days after the close of each calendar quarter, and (b) stock options equal to 2% of the Employer's Net Earnings for each year. The stock options will be granted to Employee at the end of each year during the Employee's term of employment. The number of options to be granted for 1997 will be based on the closing price for Employer's stock quoted in The Wall Street Journal for April 1, 1997. The number of stock options to be granted for 1998, 1999 and 2000 will be based on the closing price for Employer's stock quoted in The Wall Street Journal for January 2/nd/ of the applicable year. The number of stock options to be granted Employee for each year shall be calculated using the methodology set forth on Exhibit "A," which is attached hereto and made a part hereof for all purposes.

     4. NET EARNINGS. "Net Earnings" shall mean gross revenues less all costs of sales; general and administrative expenses; salaries, bonuses, commissions, and other compensation; depreciation; amortization; interest; dealership overhead; and C-Car corporate overhead. Net Earnings shall be calculated on the accrual method of accounting and determined by Employer's accounting staff.

     5. COMPENSATION PRORATIONS. For purposes of calculating compensation set forth in Paragraph 3, all such amounts will be prorated for any partial calendar quarter or year during the period of employment.
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     6.  EMPLOYEE BENEFITS.  In addition to the compensation addressed above,
Employer agrees to include Employee and his spouse in any hospital, surgical, medical and dental benefit plan adopted by Employer. Employer will pay one half of Employee's monthly premium for the above. Employee shall be eligible to participate in the Employers retirement plan after one year from the date of execution by Employer and Employee of this Employment Agreement.

     7. REIMBURSEMENT OF BUSINESS EXPENSES. Employee is authorized to incur reasonable business expenses for promoting the business of Employer, and for performing the duties contemplated by this Employment Agreement, including, but not limited to, expenditures for mobile and/or cellular telephones, business entertainment, and travel. Employer shall reimburse Employee for all such reasonable expenditures upon Employee's presentation of an itemized account of and receipts for the expenditures. The itemized account will be submitted by Employee on a monthly basis.

                             DUTIES OF THE EMPLOYEE

     8. Employee shall be a Regional Manager of C-Car. Employee shall also be responsible for serving as General Manager of Toyota West, oversight of other dealerships as assigned by Employer, as well as assisting Employer in its growth strategy and acquisition activities. Employee will report directly to Bill Gilliland, Chairman, Chief Executive Officer and Director of Employer.

     9. The Employee agrees to devote his general energies, abilities, attention and business time to the performance of his employment obligations and responsibilities.

     10. NONDISCLOSURE OF CONFIDENTIAL INFORMATION AND TRADE SECRETS. During the term of employment, Employee will have access to and become familiar with various trade secrets, consisting of formulas, and compilations of information, records and specifications owned by Employer and regularly used in the operation of the business of Employer. Employee must not disclose any such trade secrets, directly or indirectly, nor use them in any way, either during the term of this Contract or for a term of one (1) year from the date of Employee's termination of employment with Employer, except as required in the course of his employment. All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of Employer, whether or not prepared by Employee, will remain the exclusive property of Employer and must not be removed from the premises of Employer under any circumstances without the prior written consent of Employer. Employer and Employee understand and agree that the restrictions expressed in this Paragraph shall not apply, however, to information that is in the public domain without breach of this Employment Agreement.

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     11.   RETURN OF EMPLOYER'S PROPERTY.  Upon the termination of employment,
Employee must immediately deliver to Employer all property belonging to Employer in Employee's possession, or under Employee's control, in good condition, ordinary wear and tear excepted.

                            OBLIGATION OF EMPLOYER

     12. INDEMNIFICATION OF EMPLOYEE. Employer shall indemnify Employee for all losses sustained by Employee as a direct result of the discharge of his duties required by this Employee Employment Agreement, except for losses caused by Employee's willful misconduct or gross negligence. "Gross negligence," as used in this Agreement, shall mean an act or omission that involves an intentional disregard or failure to perform any job duty or function in reckless disregard of the consequences whether or not those consequences were foreseeable.

     13. Employee will maintain his current office and clerical services, and any other facilities and services. Employer agrees to reimburse Employee for (a) office rent in the amount of $12,000 per annum, and (b) all reasonable other expenses related thereto.

                                 TERMINATION OF
                            EMPLOYMENT RELATIONSHIP

     14. DEFINITION OF FOR CAUSE. The term "for cause," as used in this Agreement, shall mean any form of dishonesty or fraud; theft of property; vandalism, abuse or destruction of Employer property or equipment; disseminating confidential information concerning Employer, its employees, or its customers to any person, firm or entity who is not authorized or within any privilege to receive the confidential information; acts, attempts or threats of violence, intimidation, or abuse directed at Employer's customers, employees, vendors, or contractors; intentional or willful violation of federal, state or local law which could subject Employer, its officers, employees, agents, or customers to liability or any such violation which has any connection with Employee's employment with Employer; reporting to work under the influence of alcohol or controlled substances (other than prescription medication which is possessed and being taken pursuant to a current and valid physician's prescription), or possessing the same on Employer's property; engaging in any conduct which constitutes unlawful discrimination, harassment or any other unlawful employment practice; gross negligence or incompetence in the performance of the Employee's job duties, whether or not it results in actual loss to Employer, it's customers, vendors or contractors; intentionally making any false accusation or complaint to any person, agency, commission or entity regarding Employer, its officers, employees, vendors, customers or contractors; wilful neglect or failure to perform job responsibilities; inability to be bonded; or material violations of the terms and conditions of this Agreement.

          15. TERMINATION OF EMPLOYEE FOR CAUSE. If Employee is terminated for cause by Employer in Employer's reasonable discretion, upon the date of termination, Employer shall be

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relieved of its duties and obligations to pay Employee any remaining base compensation that would thereafter be due under Paragraph 3 of this Employment Agreement. The parties understand and agree that any additional Bonus Compensation due to Employee pursuant to Paragraph 3 of this Employment Agreement shall be prorated to the date of termination. Such Bonus Compensation shall be determined as soon as practicable after December 31st of the year of termination and paid no later than March 1st of the following year. Upon such payment, Employer is then relieved of the obligation to pay any additional Bonus Compensation that would be due under Paragraph 3. If Employee is terminated for cause by Employer, Employee shall not be bound by the non-compete provisions of Paragraphs 23 and 24.

     16. TERMINATION OF EMPLOYEE WITHOUT CAUSE. If Employee is terminated by Employer at any time without cause, the unearned balance of Employee's annual Base Compensation due under Paragraph 3 of this Employment Agreement shall be due and payable to Employee at quarterly intervals over the remaining term of this Employment Agreement. The parties additionally understand and agree that if Employee is terminated by Employer at any time without cause, any Bonus Compensation due to Employee pursuant to Paragraph 3 of this Employment Agreement shall be prorated to the date of Employee's termination, and shall be determined as soon as practicable after December 31st of the year of termination and paid no later than March 1st of the following year. Employer is then relieved of its obligation to pay any additional Bonus Compensation that would be due under Paragraph 3.

     17. TERMINATION OF EMPLOYEE WITHOUT CAUSE - EFFECT OF NON-COMPETE PROVISIONS. If Employee is terminated by Employer at any time without cause, all non-compete provisions of Paragraphs 23 and 24 shall immediately be null and void, with no binding applicability to Employee. It is understood and agreed by the parties that operation of this Paragraph, and the consequent voiding of Paragraphs 23 and 24, shall not otherwise affect the validity, legality or enforceability of the remaining provisions of this Employment Agreement.

     18. VOLUNTARY TERMINATION BY EMPLOYEE. If Employee voluntarily terminates his employment with Employer, upon the date of termination, Employer shall be relieved of its duties and obligations to pay Employee any remaining Base Compensation that would thereafter be due under Paragraph 3 of this Employment Agreement. The parties to this Employment Agreement understand and agree that any Bonus Compensation due to Employee pursuant to Paragraph 3 of this Employment Agreement shall be prorated to the date of Employee's termination. Such Bonus Compensation shall be determined as soon as practicable after December 31st of the year of termination and paid no later than March 1st of the following year. Employer is then relieved of its obligation to pay any additional Bonus Compensation that would be due under Paragraph 3. The parties further agree that if Employee voluntarily terminates his employment with Employer, Employee shall be bound by the non-compete provisions of Paragraphs 23 and 24.

     19. NOTICE OF TERMINATION. The Employee and the Employer understand and agree that each has the right, upon thirty (30) days' written notice (hereinafter referred to as the "Notice Period"), to terminate the employment relationship. It is understood and agreed that a party's exercise of its rights under this paragraph shall be without prejudice to any other right or remedy

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which it may have at law, in equity, or under this Agreement, including, without limitation, the Employer's right to terminate such employment without notice for "cause." In the event Employer in its reasonable discretion determines Employee should be dismissed for cause, Employer has the right to terminate Employee immediately.

     20. The Employer agrees to continue in effect during the Notice Period the Compensation and benefits to which the Employee may be otherwise entitled under this Employment Agreement.

     21. The Employee agrees that during the Notice Period, he will cooperate fully with the Employer in all matters relating to the winding up of any pending work and the orderly transfer to other employees of Employer of the work for which he has most recently been responsible.

     22. The Employee understands and agrees that, at or about the expiration of the Notice Period, or upon the immediate termination of Employee, the Employer may convene an exit interview to review the status of work for which the Employee has most recently been responsible; to ensure that the Employee has fully obtained his entitlements under this Employment Agreement at the time of termination, and that Employee will receive the remaining entitlements, if any, under this Employment Agreement by the end of the year of termination; and/or to confirm that the Employee clearly understands the nature and scope of his post-employment obligations.

                          POST-EMPLOYMENT OBLIGATIONS

     23. COVENANT NOT TO COMPETE. Employee agrees that he will not, either directly or indirectly, alone or with others, either as an employee, owner, partner, agent, contractor, stockholder, member, director, officer or otherwise, enter into or engage in the business of owning or operating a car dealership, warranty repair business or other related business which may compete directly or indirectly with Employer (Competitive Business) within the Non-compete Area, as defined below, during the term of this Agreement, and for a term of one (1) year from the date of Employee's termination of employment with Employer. Employee agrees that in the event of breach of this covenant, Employer may protect its rights under this Employment Agreement by injunction or otherwise, such remedies being cumulative and not exclusive.

     24. NON-COMPETE AREA DEFINED. The term Non-compete Area as used in Paragraph 22, shall mean the area within a thirty (30) mile radius surrounding the location of (i) any dealership which Employee supervises, (ii) Douglas Toyota, Inc. and (iii) Toyota West Sales and Service, Inc.

     25.   NON-COMPETE PROVISIONS VOID UPON HOSTILE CHANGE IN CONTROL OF
C-CAR. Notwithstanding anything contained herein to the contrary, the Post-Employment obligations of the Employee contained in Paragraphs 23 and 24 shall become null and void and have no further effect immediately upon a Hostile Change in Control of C-Car as defined herein. The Employer shall send written notice to the Employee within ten (10) days of a Hostile Change in Control of C-Car, notifying the Employee that such an event has taken place. Failure of the Employer to send such notice shall not preclude the release of the Employee from the Post-Employment Obligations

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contained in Paragraphs 23 and 24. For the purposes of this Paragraph, the following definitions apply:

          A. The term "Hostile Change in Control" means a transaction, event or election constituting a Change in Control, which was not approved by a majority of the Incumbent Board. "Incumbent Board" means the individuals who, as of the date hereof, constitute the Board of Directors of C-Car (the "Board"); provided that any individual who becomes a member of the Board subsequent to the date hereof whose election, or nomination for election by C-Car's stockholders, was approved by a vote of at least a majority of those individuals who are at such time members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered a member of the Incumbent Board; but provided further that any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall not be so considered as a member of the Incumbent Board.

          B. The term "Change in Control" of C-Car means and includes each and all of the following occurrences:

             (i) any merger or consolidation of C-Car with or into any individual, corporation, partnership or other person or entity,

             (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of C-Car (including, without limitation, the voting securities of its subsidiaries),

             (iii) any merger or consolidation of any individual, corporation, partnership or other person or entity with or into C-Car,

             (iv) the issuance of any securities of C-Car to any individual, corporation, partnership or other person or entity,

             (v) the acquisition by C-Car of any securities issued by any individual, corporation, partnership or other person or entity,

             (vi) any reclassification of securities, recapitalization or other transaction designed to decrease the number of holders of C-Car's voting securities, and

             (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition.

          C. The term "Substantial Part" shall mean more than 30% of the fair market value of the total assets of C-Car, determined on a consolidated basis, as of the end of its most recent fiscal quarter ending prior to the time the determination is being made.

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                                  ENFORCEMENT

     26. The Employee and the Employer understand and agree that any breach of or failure to perform any term of this Employment Agreement will give rise to an action for breach of contract, and/or injunctive relief, which may be brought in any court of competent jurisdiction.

     27. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     28. The provisions of this Employment Agreement are intended to be interpreted and construed in a manner which makes such provisions valid, legal and enforceable. In the event any provision of this Employment Agreement is found to be partially or wholly invalid, illegal or unenforceable, such provision shall be modified or restricted to the extent and in the manner necessary to render such provision valid, legal and enforceable. It is expressly understood and agreed between the parties that this modification or restriction may be accomplished by mutual accord between the parties or, alternatively, by disposition of a court of law. If such provision cannot under any circumstances be so modified or restricted, it shall be excised from this Employment Agreement without affecting the validity, legality or enforceability of any remaining provisions.

     29. The Employee and Employer understand and agree that, in the event of the breach of this Employment Agreement by either party, the substantially prevailing party shall be entitled to reimbursement by the non-prevailing party of any attorneys' fees and costs incurred in enforcing the party's rights hereunder. It is the intention of the parties that the Employer shall enjoy the faithful performance by Employee of the covenants specified in this Agreement for the full time periods specified therein.

                                 MISCELLANEOUS

     30. To the extent that this Employment Agreement is inconsistent with any existing Employer policies or any agreements between the parties, this Employment Agreement shall prevail.

     31. This Employment Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer and may be enforced by any subsidiary of the Employer for whom Employee has provided services hereunder.

                                 ACKNOWLEDGMENT

     The Employee and the Employer, by its designated representative, hereby acknowledge that they have read and understand each of the provisions of this Employment Agreement, that they have executed this Employment Agreement voluntarily and with full knowledge of its significance, and that they intend to be fully bound by the same.

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     Executed on this 1st day of April, 1997.

THE EMPLOYEE                        CROSS-CONTINENT AUTO
                                    RETAILERS, INC.


/s/ R. Douglas Spedding             By: /s/ Bill Gilliland
-------------------------------         ------------------------------
R. Douglas Spedding                     Bill Gilliland, Chairman and
                                        Chief Executive Officer

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